UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 28, 2012

Meade Instruments Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27 Hubble, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(949) 451-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 28, 2012, management of Meade Instruments Corp., a Delaware corporation (“Meade”), reported to the Audit Committee of Meade’s Board of Directors that Meade’s consolidated financial statements for the three months ended May 31, 2012, previously filed with the Securities and Exchange Commission (the “SEC”), should no longer be relied upon as a result of an error contained therein, and recommended that such financial statements should be amended. The Audit Committee resolved to follow this recommendation. The error resulted in an understatement of inventory and an overstatement of the net loss for the three months ended May 31, 2012 of approximately $327,000. The error was due to a calculation error relating to the capitalization of overhead and standard cost variances.

Accordingly, Meade intends to file on or about October 4, 2012 with the SEC an amended and restated Quarterly Report on Form 10-Q/A for the first quarter of the year ending February 28, 2013.

In connection with the restatement, management has determined that a deficiency in internal control over financial reporting associated with its accounting for inventory constitutes a material weakness. Promptly following the identification of the material weakness as described above, management, with the oversight of the audit committee, began taking steps to remediate the material weakness. These steps included modifying the preparation and review procedures relative to inventory adjustments to allow for an effective separation of duties and effective review of such adjustments. We expect that these steps will remediate this material weakness.

The foregoing information is being filed pursuant to Item 4.02(a) of Form 8-K as a result of the pending amendment and restatement of the above referenced financial statements; accordingly, such prior financial statements should no longer be relied upon. The Audit Committee and executive officers of Meade discussed with Meade’s independent registered public accountants the matters disclosed in this Item 4.02(a) of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2012	MEADE INSTRUMENTS CORP. (Registrant)

	By:	/s/ John Elwood
Senior Vice President – Finance and
Administration, Chief Financial Officer and Secretary

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